Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of Mosaic ImmunoEngineering Inc. (formerly Patriot Scientific Corporation) of our report dated January 25, 2022 (which contains an explanatory paragraph describing conditions that raise doubt about Mosaic ImmunoEngineering Inc.’s [formerly Patriot Scientific Corporation] ability to continue as a going concern), relating to the consolidated financial statements of Mosaic ImmunoEngineering Inc. (formerly Patriot Scientific Corporation).

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ KMJ Corbin & Company LLP

Irvine, California
February 3, 2022